EXHIBIT 99.1

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to provide a summary of significant factors relevant to the Company’s financial performance and condition. The discussion should be read together with the Company’s financial statements and related notes in Item 8, Financial Statements and Supplementary Data. Results for the fiscal year ended May 25, 2008 are not necessarily indicative of results that may be attained in the future.

Executive Overview

ConAgra Foods, Inc. (NYSE: CAG) is one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, Reddi-wip®, PAM®, and many others.

Fiscal 2008 diluted earnings per share were $1.90, including $1.06 per diluted share of income from continuing operations and income of $0.84 per diluted share from discontinued operations. Fiscal 2007 diluted earnings per share were $1.51, including income from continuing operations of $0.95 per diluted share and income from discontinued operations of $0.56 per diluted share. Several items affect the comparability of results of continuing operations, as discussed in “Other Significant Items of Note–Items Impacting Comparability,” below.

Operating Initiatives

ConAgra Foods is implementing operational improvement initiatives that are intended to generate profitable sales growth, improve profit margins, and expand returns on capital over time.

Recent developments in the Company’s strategies and action plans include:

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Pricing initiatives: The Company has faced significant increases in input costs during fiscal 2008 and expects this trend to continue into fiscal 2009. The Company implemented price increases across a significant portion of its Consumer Foods portfolio in the latter portion of fiscal 2008. The Company is continuing to monitor the challenging input cost environment and plans to implement additional pricing actions designed to offset these effects.

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Innovation: The Company’s recent innovation investments in its Consumer Foods operations resulted in the development of a variety of new products. Healthy Choice® Café Steamers, Healthy Choice® Panini, new flavors of Healthy Choice® Soups, Hunt’s® Fire Roasted Diced Tomatoes, Orville Redenbacher’s® Smart Pop! Low Sodium, Orville Redenbacher’s® Natural, Chef Boyardee® Mac & Cheese, PAM® Professional, and Fleischmann’s® and Parkay® Soft Spreads were introduced to the market during fiscal 2008. In addition, the Company’s Commercial Foods businesses, principally Lamb Weston, ConAgra Mills, and Gilroy Foods and Flavors, continue to invest in a variety of new foodservice products and ingredients for foodservice, food manufacturing, and industrial customers. These new products contributed to unit volume and sales growth in fiscal 2008. Together with additional new products planned for fiscal 2009 and beyond, these products are expected to contribute to additional sales growth and market expansion in the future.

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Sales growth initiatives: The Company is continuing to implement sales improvement initiatives focused on penetrating the fastest growing channels, better return on customer trade arrangements, and optimal shelf placement for the Company’s most profitable products. These, along with the marketing initiatives, are intended to generate profitable sales growth.

•	Reducing costs throughout the supply chain and the general and administrative functions:

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The Company began an intense focus on cost reduction initiatives in February 2006, when it initiated the fiscal 2006-2008 restructuring plan (the “2006-2008 restructuring plan”). Substantially completed during fiscal 2008, the 2006-2008 restructuring plan focused on streamlining the supply chain and reducing selling, general and administrative costs. During fiscal 2008, the Company identified additional opportunities to create a more efficient organization, particularly in its Consumer Foods operations and related functional organizations and its international consumer operations (the “2008-2009 restructuring plan”). The combined cost of these plans, updated through May 25, 2008, is forecasted at $276 million. The Company has incurred total charges under these plans, since inception through May 25, 2008, of an aggregate of $259 million. Together, these plans were approved with the expectation they would result in significant cost savings. The fiscal 2008-2009 restructuring plan is expected to generate new annual savings of $40 million in future years.

References to the Company’s restructuring plans (“the plans”) refer to both the 2006-2008 restructuring plan and the 2008-2009 restructuring plan, unless otherwise noted.

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In addition to restructuring activities, the Company has ongoing initiatives, principally focused on supply chain activities-manufacturing, logistics, and procurement functions, which have resulted in significant cost savings in recent periods.

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Portfolio changes: In recent years, the Company divested operations that limited its ability to achieve efficiency targets and focus resources on core food businesses. The divestiture of these operations has helped to simplify the Company’s operations and is expected to enhance efficiency initiatives and allow greater investment in core food businesses going forward.

Discontinued Operations. The results of operations for the trading and merchandising operations, principally comprising the Trading and Merchandising reporting segment, which were divested in June 2008 (subsequent to the Company’s fiscal 2008 year end), the Knott’s Berry Farm® jelly and jam operations, which were divested in May 2008, and the packaged meats and packaged cheese businesses, which were divested in fiscal 2007, are reflected in discontinued operations for all periods presented.

Capital Allocation

During fiscal 2008, the Company funded the following:

•	capital expenditures of approximately $451 million;

•	dividend payments of approximately $362 million;

•	the repurchase of approximately $188 million (approximately 7.5 million shares) of common stock;

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the acquisition of Watts Brothers, a privately held group of vegetable processing and agricultural operations, for approximately $132 million in cash plus assumed liabilities of approximately $101 million, including debt of approximately $84 million. Immediately following the close of the transaction, the Company retired approximately $64 million of the debt;

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the acquisition of Alexia Foods, a privately held natural food company for approximately $50 million in cash plus assumed liabilities. Alexia Foods offers premium natural and organic food items including potato products, appetizers, and artisan breads;

•	the acquisition of Lincoln Snacks, a privately held company offering a variety of snack food brands and private label products, for approximately $50 million in cash plus assumed liabilities; and

•	the acquisition of assets of Twin City Foods, a potato processing business, for approximately $23 million in cash.

The Company has repurchased its shares from time to time based on market conditions. The Company began fiscal 2008 with an authorization to purchase up to $88 million of its common stock in the open market or through privately negotiated transactions. During fiscal 2008, the Board of Directors authorized management to repurchase up to an additional $500 million of the Company’s common stock. Subsequent to fiscal 2008, the Company’s authorization was increased an additional $500 million. The Company initiated an accelerated share repurchase program during the first quarter of fiscal 2009 under which it will exhaust its current share repurchase authorization through the expenditure of up to $900 million to repurchase its common stock.

During the second quarter of fiscal 2008, the Board of Directors increased the rate of regular, quarterly dividends on the Company’s common stock to $0.19 per common share.

On June 23, 2008, the Company completed the sale of its trading and merchandising operations, principally comprising its Trading and Merchandising reporting segment. Proceeds were comprised of (1) approximately $2.2 billion of cash, net of transaction costs (including incentive compensation amounts due to ConAgra Trade Group employees), (2) paid-in-kind debt securities issued by the purchaser with aggregate principal amount of $550 million to be recorded at fair market value of $483 million, (3) a short-term receivable of $37 million due from the purchaser, and (4) a warrant to purchase approximately 5% of the equity of the purchaser, to be recorded at estimated fair market value of $2 million. The Company expects to use the cash proceeds to complete the share repurchase discussed above and to significantly reduce its commercial paper balances.

Opportunities and Challenges

The Company believes that its operating initiatives will favorably impact future sales, profits, profit margins, and returns on capital. Because of the scope of change underway, there is risk that these broad change initiatives will not be successfully implemented. Input costs, competitive pressures, the ability to execute the operational changes and implement pricing actions, among other factors, will affect the timing and impact of these initiatives.

The Company has faced increased costs for many of its significant raw materials, packaging, and energy inputs. The Company seeks to mitigate the higher input costs through pricing and productivity initiatives, and through the use of derivative instruments used to economically hedge a portion of forecasted future consumption. The Company expects to take further price increases during fiscal 2009. The Company is also focusing on selling, general and administrative cost initiatives, as evidenced by the initiation of the Company’s restructuring plans. However, the Company expects higher input costs to continue into fiscal 2009. If the benefits from pricing actions, supply chain productivity improvements, economic hedges, and selling, general and administrative cost reduction initiatives are insufficient to cover these expected higher input costs, results of operations, particularly Consumer Foods operating profit, may continue to be negatively impacted.

Changing consumer preferences may impact sales of certain of the Company’s products. The Company offers a variety of food products which appeal to a range of consumer preferences and utilizes innovation and marketing programs to develop products that fit with changing consumer trends. As part of these programs, the Company introduces new products and product extensions.

Consolidation of many of the Company’s customers continues to result in increased buying power, negotiating strength, and complex service requirements for those customers. This trend, which is expected to continue, may negatively impact gross margins, particularly in the Consumer Foods segment. In order to effectively respond to this customer consolidation, the Company is continually evaluating its consumer marketing, sales, and customer service strategies. The Company is implementing trade promotion programs designed to improve return on investment, and pursuing shelf placement and customer service improvement initiatives.

Other Significant Items of Note—Items Impacting Comparability

The Company faced two significant product recalls during fiscal 2007 and 2008 that impact comparability of results. In the third quarter of fiscal 2007, the Company initiated the recall of all varieties of peanut butter manufactured at its Sylvester, Georgia plant. Product reintroduction began in August 2007. In the second quarter of fiscal 2008, the Company voluntarily recalled all of its Banquet and private label pot pies. Product reintroduction began in December 2007.

Items of note impacting comparability for fiscal 2008 included the following:

Reported within Continuing Operations

•	charges totaling $45 million ($28 million after tax) related to product recalls,

•	charges totaling $26 million ($16 million after tax) under the Company’s restructuring plans, and

•	net tax benefits of approximately $19 million related to changes in the Company’s legal entity structure, favorable settlements, and changes in estimates.

Items of note impacting comparability for fiscal 2007 included the following:

Reported within Continuing Operations

•	charges totaling $103 million ($64 million after tax) under the Company’s 2006-2008 restructuring plan,

•	charges totaling $66 million ($41 million after tax) related to the peanut butter recall,

•	gains of approximately $21 million ($13 million after tax) related to the divestiture of an oat milling business and other non-core assets,

•	benefits of $13 million ($8 million after tax) resulting from favorable legal settlements,

•	a benefit of approximately $7 million ($5 million after tax) resulting from a favorable resolution of franchise tax matters,

•	net tax charges of approximately $6 million related to unfavorable settlements and changes in estimates, and

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a gain of approximately $4 million resulting from the sale of an equity investment in a malt business, and related income tax benefits of approximately $4 million, resulting in an after tax gain of approximately $8 million.

Reported within Discontinued Operations

•	gain of approximately $66 million ($37 million after tax) primarily from the divestiture of the packaged cheese business and a dietary supplement business,

•	charges of approximately $21 million ($13 million after tax) related to an impairment charge based upon the final negotiations of the sale of the packaged meats business, and

•	a benefit of approximately $9 million ($6 million after tax) related to a postretirement curtailment gain associated with the divestiture of the packaged meats operations.

SEGMENT REVIEW

Historically, the Company reported its results of operations in three segments, the Consumer Foods segment, the Food and Ingredients segment, and the International Foods segment. During the first quarter of fiscal 2009, the Company completed the assimilation of the international operations primarily into the domestic Consumer Foods business and completed the transition of the direct management of the Consumer Foods reporting segment to the Chief Executive Officer. Accordingly, the Company has begun to report its operations in two reporting segments: Consumer Foods and Commercial Foods (formerly Food and Ingredients). The majority of the former International Foods segment operations are now managed within the Consumer Foods segment. Segment results have been adjusted to include the earnings (losses) from equity method investments in segment results below operating profit. Financial information has been conformed to reflect these changes in all periods presented.

Consumer Foods

The Consumer Foods reporting segment includes branded, private label, and customized food products which are sold in various retail and foodservice channels, principally in North America. The products include a variety of categories (meals, entrees, condiments, sides, snacks, and desserts) across frozen, refrigerated, and shelf-stable temperature classes. The segment is comprised of and managed through five subsegments as described below:

Grocery Foods North America – includes branded and customized refrigerated or shelf-stable food products that are sold in various retail and foodservice channels across the United States. Major brands include: Angela Mia®, Chef Boyardee®, Egg Beaters®, Healthy Choice® Fresh Mixers®, Hebrew National®, Hunt’s® , Manwich®, PAM®, Snack Pack®, Reddi-wip®, Rosarita®, Ro*Tel®, Swiss Miss®, and Van Camp’s ®. The segment also includes the consumer foods businesses in Mexico and Canada which distribute packaged foods that are both locally manufactured and imported from the United States.

Frozen Foods – includes branded and customized frozen food products that are sold in various retail and foodservice channels across the United States. Major brands include: Alexia®, Banquet®, Healthy Choice®, Kid Cuisine®, and Marie Callender’s®.

Snacks and Store Brands – includes branded popcorn, meats, seeds and specialty snacks, as well as private label food products that are sold in various retail and foodservice channels across the United States. Major brands include: ACT II®, DAVID®, Orville Redenbacher’s®, and Slim Jim®.

Enabler Brands – includes national and regional branded food products across shelf-stable, refrigerated, and frozen temperature classes. Products are sold in various retail and foodservice channels across the United States. Major brands include: Blue Bonnet®, La Choy®, Libby’s®, The Max®, Parkay®, and Wesson®.

Domestic Export – includes branded shelf-stable food products sold through distributors in various markets throughout the world.

The Consumer Foods’ supply chain and order-to-cash functions are centrally managed and largely integrated. Accordingly, we do not maintain balance sheets at the subsegment level. Selling, general and administrative expenses, other than advertising and promotion, are managed at the primary segment level, and as such, we do not separately allocate selling, general and administrative expenses other than advertising and promotion expenses to the Consumer Foods subsegments.

Commercial Foods

The Commercial Foods reporting segment includes commercially branded foods and ingredients, which are sold principally to foodservice, food manufacturing, and industrial customers. The segment’s primary products include: specialty potato products, milled grain ingredients, a variety of vegetable products, seasonings, blends, and flavors which are sold under brands such as ConAgra Mills®, Lamb Weston®, Gilroy Foods®, and Spicetec®.

At the beginning of fiscal 2008, the Company shifted management responsibility of its handheld product operations into the Consumer Foods segment from the Commercial Foods segment. Accordingly, all prior periods have been recharacterized to reflect these changes.

In fiscal 2008, the Company’s Board of Directors approved the 2008-2009 restructuring plan, which was recommended by executive management to streamline the Company’s international consumer operations and to improve the efficiency of the Company’s Consumer Foods and related functional organizations. The plan includes the reorganization of the Consumer Foods operations, integration of the international headquarters function into the Company’s domestic Consumer Foods business, exiting of a number of international markets, and reducing administrative headcount. Together, these actions are intended to reduce manufacturing and selling, general and administrative costs, and improve operating margins.

2008 vs. 2007

Net Sales

($ in millions)

Reporting Segment	Fiscal 2008 Net Sales	Fiscal 2007 Net Sales	% Increase
Consumer Foods
Grocery Foods North America	$2,695	$2,563	5%
Frozen Foods	1,730	1,660	4%
Snacks and Store Brands	1,400	1,389	1%
Enabler Brands	1,463	1,329	10%
Domestic Export	193	168	15%
Other	(3)	1	NA

Total Consumer Foods	7,478	7,110	5%
Commercial Foods	4,128	3,422	21%

Total	$11,606	$10,532	10%

Overall, Company net sales increased $1.1 billion to $11.6 billion in fiscal 2008, reflecting increased pricing in the milling and specialty potato operations of the Commercial Foods segment and increased volume and pricing in the Consumer Foods segment.

Consumer Foods net sales for fiscal 2008 were $7.5 billion, an increase of 5% compared to fiscal 2007. Results reflect an increase of three percentage points from improved net pricing and product mix and two percentage points of improvement from higher volumes. Highlights by subsegment are as follows:

Grocery Foods North America

Grocery Foods North America subsegment sales were $2.7 billion, an increase of 5% compared to fiscal 2007. Results reflected increased sales of approximately 4% due to volume and mix. The strengthening of foreign currencies relative to the U.S. dollar accounted for approximately 1% of the increase in sales. Net pricing was essentially flat. Sales of some of the subsegment’s most significant brands, including Chef Boyardee®, Egg Beaters®, Hebrew National®, Hunt’s®, Manwich®, Ro*Tel® , Rosarita®, and Snack Pack® grew in fiscal 2008. Sales of Reddi-wip® and Swiss Miss® declined in fiscal 2008.

Frozen Foods

Frozen Foods subsegment sales were $1.7 billion, an increase of 4% compared to fiscal 2007. Results reflected increased sales of approximately 2% due to volume and mix and net pricing increases of approximately 2%. Sales of Healthy Choice® and Marie Callender’s® branded products increased, offset by sales declines in the Banquet® and Kid Cuisine® product lines. Net sales from the Alexia business, acquired in fiscal 2008, resulted in an increase of $35 million in net sales in fiscal 2008. Banquet® net sales were lower by $10 million in fiscal 2008 primarily due to the pot pie recall.

Snacks and Store Brands

Snacks and Store Brands subsegment sales were $1.4 billion, an increase of 1% compared to fiscal 2007. Results reflected decreased sales of approximately 1% from lower volume and mix, offset by improved net pricing of approximately 2%. Sales of the Orville Redenbacher’s® brand increased, offset by sales declines in ACT II®, Pemmican®, and Slim Jim®. Net sales from the Lincoln Snacks business, acquired during fiscal 2008, resulted in a $30 million increase as compared to fiscal 2007. The peanut butter and pot pie recalls, which included store brands, negatively impacted this subsegment’s net sales by $23 million in fiscal 2008 compared to fiscal 2007.

Enabler Brands

Enabler Brands subsegment sales were $1.5 billion, an increase of 10% compared to fiscal 2007. Results reflect increases of approximately 7% due to net pricing and approximately 3% due to volume and mix. Sales of Wesson®, Blue Bonnet®, Libby’s®, Wolf®, and The Max® brands increased. These increases were offset by sales declines in Angela Mia® and Parkay®. A refrigerated pizza business, sold during fiscal 2007, generated sales of $17 million in fiscal 2007.

Domestic Export

Domestic Export subsegment sales were $193 million, an increase of 15% compared to fiscal 2007. These results reflected a 15% increase principally due to volume and mix. The net pricing impact was flat.

Commercial Foods net sales were $4.1 billion in fiscal 2008, an increase of $706 million, or 21%. Increased sales are reflective of higher sales prices in the Company’s milling operations due to higher grain prices, and price and volume increases in the Company’s specialty potato and dehydrated vegetable operations. The fiscal 2007 divestiture of an oat milling operation resulted in a reduction of sales of $27 million for fiscal 2008, partially offset by increased sales of $18 million from the acquisition of Watts Brothers in February 2008.

Profit Contribution Margin (PCM)

(Net Sales less Cost of Goods Sold and Advertising and Promotion Expense)

($ in millions)

Reporting Segment	Fiscal 2008 PCM	Fiscal 2007 PCM	% Increase / (Decrease)
Consumer Foods
Grocery Foods North America	$685	$768	(11)%
Frozen Foods	326	330	(1)%
Snacks and Store Brands	294	343	(14)%
Enabler Brands	229	285	(20)%
Domestic Export	35	27	31%
Other	57	(64)	NA

Total Consumer Foods	1,626	1,689	(4)%
Commercial Foods	709	578	23%

Consumer Foods PCM for fiscal 2008 was $1.6 billion, a decrease of $63 million, or 4%, from the prior year. The decrease in PCM reflected significantly higher input costs, partially offset by improved net pricing, mix, and volume. The increased input costs were partially offset by productivity improvements and gains on derivatives held to economically hedge current and future input costs. The factors impacting comparability of Consumer Foods net sales also impact the comparability of Consumer Foods PCM. Due to the peanut butter recall that was initiated in the third quarter of fiscal 2007 and the subsequent reintroduction of Peter Pan® peanut butter products in August 2007, PCM in the Consumer Foods segment is not comparable across periods. Consumer Foods PCM from all peanut butter products, including both branded and private label, in fiscal 2008 was $23 million lower than comparable amounts in fiscal 2007. Consumer Foods PCM on Banquet® and private label pot pies products were lower by approximately $22 million in fiscal 2008, relative to fiscal 2007, primarily due to product returns and lost sales. Newly acquired businesses contributed $13 million to PCM in fiscal 2008. Costs of implementing the Company’s restructuring plans reduced Consumer Foods PCM for fiscal 2008 and 2007 by $4 million and $45 million, respectively. Highlights by subsegment are as follows:

Grocery Foods North America

Grocery Foods North America subsegment PCM was $685 million, a decrease of 11%. Increased sales were offset by higher input costs across the portfolio of brands that decreased PCM by approximately 19%. Advertising and promotion costs were in line with prior year levels. The change in PCM includes a benefit of approximately $11 million due to favorable foreign currency exchange rate changes. Peter Pan® PCM was lower by $21 million in fiscal 2008 as compared to fiscal 2007 primarily due to the peanut butter recall.

Frozen Foods

Frozen Foods subsegment PCM was $326 million, a decrease of 1%. The impact of increased sales and lower advertising and promotion expense was more than offset by higher input costs across the portfolio of brands. Banquet® PCM was lower by $17 million in fiscal 2008 as compared to fiscal 2007 primarily due to the pot pie recall.

Snacks and Store Brands

Snacks and Store Brands subsegment PCM was $294 million, a decrease of 14%. Increases due to the impact of higher sales and lower advertising and promotion expense were more than offset by higher input costs across the portfolio of brands. The peanut butter and pot pie recalls, which included store brands, negatively impacted this subsegments PCM by $7 million in fiscal 2008 compared to fiscal 2007.

Enabler Brands

Enabler Brands subsegment PCM was $229 million, a decrease of 20%. Increases in net sales were more than offset by the impact of higher input cost across the portfolio of brands, primarily due to the increase in cost of edible oils. Advertising and promotion expense was in line with prior year levels.

Domestic Export

Domestic Export subsegment PCM was $35 million, an increase of 31%. The impact of increased sales was offset by the impact of input costs. Fiscal 2008 PCM was also favorably impacted by a decrease in advertising and promotion expense.

Other Consumer PCM for fiscal 2008 principally includes net gains on derivatives held to economically hedge current and future input costs, partially offset by restructuring and other expenses not allocated directly to subsegments. For fiscal 2007, Other Consumer PCM principally includes restructuring costs and other expenses not allocated directly to subsegments, partially offset by net gains on derivatives held to economically hedge current and future input costs. These amounts are not reflected in subsequent PCM results.

Commercial Foods PCM was $709 million for fiscal 2008, an increase of $131 million, or 23%, over the prior year. Improved results reflect increased PCM of $68 million in the Company’s milling operations due to a favorable wheat commodity environment and improved flour conversion margins. The Company also achieved increased PCM of $61 million in its specialty potato business as benefits from pricing, volume growth, and product mix management exceeded the impact of higher input costs. Results also reflected gains on derivatives held to economically hedge current and future input costs as well as profits from wheat derivatives trading.

Selling, General and Administrative Expenses (includes General Corporate Expense) (“SG&A”)

SG&A expenses totaled $1.8 billion for fiscal 2008, virtually unchanged from the prior fiscal year.

Selling, general and administrative expenses for fiscal 2008 reflected the following:

•	a decrease in advertising and promotion expense of $58 million,

•	an increase in salaries expense of $45 million,

•	a decrease in incentive compensation expense of $41 million,

•	charges of $22 million related to the execution of the Company’s restructuring plans,

•	charges related to product recalls of $21 million,

•	$14 million of income, net of direct pass-through costs, for reimbursement of expenses related to transition services provided to the buyers of certain divested businesses, and

•	a decrease in charitable contributions of $12 million.

Included in SG&A expenses for fiscal 2007 were the following items:

•	charges of $57 million related to the Company’s restructuring plans,

•	charges related to the peanut butter recall of $36 million,

•	$23 million of income, net of direct pass-through costs, for reimbursement of expenses related to transition services provided to the buyers of certain divested businesses,

•	gains of $27 million related to the disposition of an oat milling business, certain international licensing rights for a small brand, and four corporate aircraft,

•	a benefit of $13 million for favorable legal settlements, and

•	a benefit of $7 million related to a favorable resolution of franchise tax matters.

Operating Profit

(Earnings before general corporate expense, interest expense, net, income taxes, and equity method investment earnings)

($ in millions)

Reporting Segment	Fiscal 2008 Operating Profit	Fiscal 2007 Operating Profit	% Increase/ (Decrease)
Consumer Foods	$830	$912	(9)%
Commercial Foods	512	435	18%

Consumer Foods operating profit decreased $82 million in fiscal 2008 versus the prior year to $830 million. The decrease for the fiscal year was reflective of the decreased PCM, discussed above, and was influenced by a number of factors, including:

•	restructuring costs included in selling, general and administrative expenses of $19 million and $40 million in fiscal 2008 and 2007, respectively,

•	costs of the product recalls classified in selling, general and administrative expenses of approximately $21 million and $36 million in fiscal 2008 and 2007, respectively,

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a $23 million decrease in transition services reimbursement income, net of direct pass-through costs, related to transition services provided to the buyers of certain divested businesses in fiscal 2007. In fiscal 2008, similar reimbursement income of $14 million is reflected in general corporate expenses and did not impact operating profit, and

•	a gain of approximately $4 million related to the sale of certain international licensing rights.

Commercial Foods operating profit increased $77 million to $512 million in fiscal 2008. Operating profit improvement was principally driven by the improved PCM, as discussed above. Other factors affecting the increased operating profit included higher selling expense and compensation costs in fiscal 2008, and gains recorded in fiscal 2007 of $18 million related to the Company’s sale of an oat milling business and $8 million resulting from a legal settlement related to a fire.

Interest Expense, Net

In fiscal 2008, net interest expense was $253 million, an increase of $34 million, or 15%, over the prior fiscal year. Increased interest expense reflects the Company’s use of commercial paper to finance higher working capital balances in all segments, particularly in the Trading and Merchandising business which is now presented within discontinued operations. The Company also earned less interest income due to lower balances of cash on hand in fiscal 2008.

Equity Method Investment Earnings

The Company includes its share of the earnings of certain affiliates based on its economic ownership interest in the affiliates. Significant affiliates produce and market potato products for retail and foodservice customers. The Company’s share of earnings from the Company’s equity method investments were $50 million ($1 million in the Consumer Foods segment and $49 million in the Commercial Foods segment) and $28 million ($2 million in the Consumer Foods segment and $26 million in the Commercial Foods segment) in fiscal 2008 and 2007, respectively. The increase in equity method investment earnings in the Commercial Foods subsegment was driven by improved performance of a foreign potato venture.

Results of Discontinued Operations

Income from discontinued operations was $412 million, net of tax, in fiscal 2008. Included in these amounts are:

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pre-tax earnings of $669 million, largely the result of very strong profits from the fertilizer, agricultural merchandising, energy trading, and agricultural trading operations of the Trading and Merchandising business, and

•	income tax expense of $257 million.

Income from discontinued operations was $282 million, net of tax, in fiscal 2007. Included in these amounts are:

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pre-tax earnings of $457 million from operations of discontinued businesses, largely the result of strong profits from the trading of fertilizer and crude oil in the trading and merchandising business, a pre-tax curtailment gain of $9 million related to postretirement benefits of the packaged meats operations divested in fiscal 2007, and an $8 million gain related to a legal settlement in connection with the packaged meats operations,

•	impairment charges of $21 million based on the final negotiations related to the sale of the packaged meats operations during the second quarter of fiscal 2007,

•	a gain of $64 million primarily from the disposition of the Company’s packaged cheese business and a dietary supplement business, and

•	income tax expense of $175 million.

Income Taxes and Net Income

The effective tax rate (calculated as the ratio of income tax expense to pre-tax income from continuing operations, inclusive of equity method investment earnings) was 31% for fiscal 2008. During fiscal 2008, the Company adjusted its estimates of income taxes payable due to increased benefits from a domestic manufacturing deduction and lower foreign income taxes, resulting in a lower than normal effective tax rate. These impacts and tax benefits related to a change in the legal structure of the Company’s subsidiaries are the primary contributors to the decrease in the year-to-date effective tax rate from fiscal 2007.

The effective tax rate was 34% in fiscal 2007. In 2007, state income taxes included approximately $24 million of benefits related to the implementation of tax planning strategies and changes in estimates, principally related to state tax jurisdictions. This was offset by the tax impact of an Internal Revenue Service (“IRS”) audit settlement.

The Company expects its effective tax rate in fiscal 2009, exclusive of any unusual transactions or tax events, to be in the range of 35% to 36%.

Net income was $931 million, or $1.90 per diluted share, in fiscal 2008, compared to $765 million, or $1.51 per diluted share, in fiscal 2007.

2007 vs. 2006

Net Sales

($ in millions)

Reporting Segment	Fiscal 2007 Net Sales	Fiscal 2006 Net Sales	% Increase / (Decrease)
Consumer Foods
Grocery Foods North America	$2,563	$2,491	3%
Frozen Foods	1,660	1,632	2%
Snacks and Store Brands	1,389	1,351	3%
Enabler Brands	1,329	1,450	(8)%
Domestic Export	168	174	(3)%
Other	1	24	NA

Total Consumer Foods	7,110	7,122	—
Commercial Foods	3,422	3,129	9%

Total	$10,532	$10,251	3%

Overall, Company net sales increased $281 million to $10.5 billion in fiscal 2007, primarily reflecting favorable results in the Commercial Foods segment. Increased net sales in the Commercial Foods segment were primarily the result of price and volume increases. Net sales in the Consumer Foods segment were relatively flat compared to prior year.

Consumer Foods net sales decreased $12 million for the year to $7.1 billion. Sales volume declined by 1% in fiscal 2007. Results reflected the effect of price increases and sales growth in certain of the Company’s priority investment brands, offset by the impact of the peanut butter recall, declines in sales of low-margin foodservice and private label items, the divestiture of a refrigerated pizza business during the first half of fiscal 2007, and continued SKU rationalization efforts. Highlights by subsegment are as follows:

Grocery Foods North America

Grocery Foods North America subsegment sales were $2.6 billion, an increase of 3% compared to fiscal 2006. Results reflected increased net sales of approximately 6% due to volume and mix, offset by a 3% decline in net pricing. Sales growth for some of the subsegment’s most significant brands, including Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, PAM®, Snack Pack®, Reddi-wip®, Manwich®, and Swiss Miss®, was partially offset by sales declines for the year for the Rosarita® and Peter Pan® brands. Peter Pan® net sales were lower by $46 million year over year primarily due to the peanut butter recall, which occurred during fiscal 2007.

Frozen Foods

Frozen Foods subsegment sales were $1.7 billion, an increase of 2% compared to fiscal 2006. Results reflected increased net sales of approximately 5% due to volume and mix, offset by a 3% decline in net pricing. Sales of the Marie Callender’s® and Kid Cuisine® brands increased, offset by sales declines in the Healthy Choice® and Banquet® brands.

Snacks and Store Brands

Snacks and Store Brands subsegment sales were $1.4 billion, an increase of 3% compared to fiscal 2006. Results reflected increased net sales of approximately 4% due to volume and mix, offset by a 1% decline in net pricing. Sales of Orville Redenbacher’s®, Slim Jim®, Crunch ‘n Munch®, Andy Capp®, and DAVID® increased, offset by sales declines in the ACT II® and Pemmican® brands. The peanut butter recall, which included store brands, negatively impacted this subsegments net sales by $10 million year over year.

Enabler Brands

Enabler Brands subsegment sales were $1.3 billion, a decrease of 8% compared to fiscal 2006. Results reflected decreased net sales of approximately 10% due to volume and mix, offset by a 2% increase due to net pricing actions. Sales of the Wesson®, Angela Mia®, and Rosarita® brands increased, offset by net sales declines in the Banquet®, Van Camp’s®, The Max®, Fernando’s®, and La Choy® brands. A refrigerated pizza business, divested during fiscal 2007, resulted in a $42 million net sales decrease year over year.

Domestic Export

Domestic Export subsegment sales were $168 million, a decrease of 3% compared to fiscal 2006. Results reflected decreased net sales of approximately 2% due to volume and mix, as well as a 1% decline in net pricing. Sales of the Hunt’s®, Swiss Miss®, and Wesson® brands increased, offset by net sales declines in the Orville Redenbacher’s®, PAM®, and Banquet® brands.

Commercial Foods net sales increased $293 million to $3.4 billion, primarily reflecting price and volume increases for the specialty potato and dehydrated vegetable operations, as well as price increases in the wheat milling operations resulting from higher year over year grain prices.

Profit Contribution Margin (PCM)

(Net Sales less Cost of Goods Sold and Advertising and Promotion Expense)

($ in millions)

Reporting Segment	Fiscal 2007 PCM	Fiscal 2006 PCM	% Increase / (Decrease)
Consumer Foods
Grocery Foods North America	$768	$761	1%
Frozen Foods	330	310	6%
Snacks and Store Brands	343	304	13%
Enabler Brands	285	280	2%
Domestic Export	27	38	(28)%
Other	(64)	16	NA

Total Consumer Foods	1,689	1,709	(1)%
Commercial Foods	578	516	12%

Consumer Foods PCM for fiscal 2007 was $1.7 billion, a decrease of $20 million from fiscal 2006. Costs of implementing the Company’s 2006-2008 restructuring plan reduced Consumer Foods PCM by $45 million and $20 million for fiscal 2007 and 2006, respectively. Also included in fiscal 2007 Consumer Foods PCM is the impact of approximately $29 million due to the peanut butter recall. The increase in PCM for fiscal 2007 was largely driven by supply chain cost improvements and improved product mix, partially offset by the effects of inflation, the peanut butter recall, and restructuring costs, as discussed above. Highlights by subsegment are as follows:

Grocery Foods North America

Grocery Foods North America subsegment PCM was $768 million, an increase of 1% compared to fiscal 2006. Results reflect the impact of higher sales and lower input costs, offset by increased advertising and promotion expense. Peter Pan® PCM was lower by $34 million primarily due to the peanut butter recall, which occurred during fiscal 2007.

Frozen Foods

Frozen Foods subsegment PCM was $330 million, an increase of 6% compared to fiscal 2006. Results reflect increases in net sales and lower input costs, offset by increased advertising and promotion expense.

Snacks and Store Brands

Snacks and Store Brands subsegment PCM was $343 million, an increase of 13% compared to fiscal 2006. Results reflect higher sales and lower inputs costs, offset by increased advertising and promotion expense.

Enabler Brands

Enabler Brands subsegment PCM was $285 million, an increase of 2% compared to fiscal 2006. The impact of lower input costs was more than offset by the impacts of lower sales and increased advertising and promotion expense. In addition, a refrigerated pizza business, sold during fiscal 2007, resulted in a $5 million PCM decrease year over year.

Domestic Export

Domestic Export subsegment PCM was $27 million, a decrease of approximately 28% compared to fiscal 2006. The decrease was driven by higher input costs and higher advertising and promotion expense.

Other Consumer PCM for fiscal 2007 principally includes restructuring costs and other expenses not allocated directly to subsegments, partially offset by net gains on derivatives held to economically hedge current and future input costs. For fiscal 2006, Other Consumer PCM includes net gains on derivatives held to economically hedge current and future input costs, offset by restructuring expenses, as well as other income and expense not allocated directly to subsegments. These amounts are not reflected in subsegment PCM results.

Commercial Foods PCM for fiscal 2007 was $578 million, an increase of $62 million over the prior year. Costs of implementing the Company’s 2006-2008 restructuring plan reduced PCM for fiscal 2007 by $1 million. The increase in PCM was primarily driven by the increase in net sales, discussed above, partially offset by the divestiture of an oat milling business in the first half of fiscal 2007.

Selling, General and Administrative Expenses (includes General Corporate Expense) (“SG&A”)

SG&A expenses totaled $1.8 billion for fiscal 2007, a decrease of $68 million from the prior fiscal year.

Selling, general and administrative expenses for fiscal 2007 reflected:

•	an increase in advertising and promotion expense of $118 million,

•	an increase in management incentive expenses of $84 million,

•	charges of $57 million related to the execution of the Company’s 2006-2008 restructuring plan,

•	$23 million of income, net of direct pass-through costs, for reimbursement of expenses related to transition services provided to the buyers of certain divested businesses,

•	charges related to the peanut butter recall of $36 million,

•	a decrease in selling and marketing expense of $42 million,

•	gains of $27 million related to the disposition of an oat milling business, certain international licensing rights for a small brand, and four corporate aircraft,

•	charges of $20 million related to expensing of stock options in accordance with SFAS No. 123R,

•	a decrease in professional fees of $25 million,

•	an increase in cash charitable donations of $16 million, partially offset by a decrease in product charitable donations of $8 million,

•	a benefit of $13 million for favorable legal settlements, and

•	a benefit of $7 million related to a favorable resolution of franchise tax matters.

Included in SG&A expenses for fiscal 2006 were the following items:

•	charges of $109 million related to the Company’s 2006-2008 restructuring plan,

•	charges of $83 million on an impairment of a note from Swift & Company,

•	charges of $30 million on the early retirement of debt,

•	a charge of $19 million for severance of key executives (including a charge of approximately $11 million related to incentive compensation plans),

•	a charge of $17 million for patent-related litigation expense, and

•	a charge of $6 million for the impairment of an international manufacturing facility.

Operating Profit

(Earnings before general corporate expense, interest expense, net, gain on the sale of Pilgrim’s Pride Corporation common stock, income taxes, and equity method investment earnings)

($ in millions)

Reporting Segment	Fiscal 2007 Operating Profit	Fiscal 2006 Operating Profit	% Increase
Consumer Foods	$912	$895	2%
Commercial Foods	435	354	23%

Consumer Foods operating profit increased $17 million for fiscal year 2007 to $912 million. The increase for the fiscal year is reflective of the increased PCM, discussed above, and was influenced by a number of factors, including:

•	restructuring costs included in selling, general and administrative expenses of $40 million and $64 million in fiscal 2007 and 2006, respectively,

•	costs of the peanut butter recall related to selling, general and administrative expenses of approximately $36 million,

•	an increase in incentive costs of approximately $45 million,

•	a decrease in selling and marketing expenses of $39 million,

•	reimbursement income of approximately $23 million, net of direct pass-through costs, related to transition services provided to the buyers of certain divested businesses, and

•	a gain of approximately $4 million related to the sale of certain international licensing rights.

Commercial Foods operating profit increased $81 million to $435 million in fiscal 2007. Operating profit improvement was principally driven by the improved PCM, as discussed above. Other factors affecting the operating profit change over fiscal 2006 included: lower selling, general and administrative expenses related to the implementation of the Company’s 2006-2008 restructuring plan of $6 million versus fiscal 2006; gains recorded in fiscal 2007 of $18 million related to the Company’s sale of an oat milling business and $8 million resulting from a legal settlement related to a fire; and increased incentive and selling expenses versus fiscal 2006.

Interest Expense, Net

In fiscal 2007, net interest expense was $220 million, a decrease of $52 million, or 19%, over the prior fiscal year. Decreased interest expense reflects the Company’s retirement of nearly $900 million of debt during fiscal 2006, as well as the Company’s retirement of nearly $47 million of debt during fiscal 2007. These factors were partially offset by a reduced benefit from certain interest rate swap agreements terminated in fiscal 2004. The benefit associated with the termination of the interest rate swap agreements continues to be recognized over the term of the debt instruments originally hedged. As a result, the Company’s net interest expense was reduced by $4 million during fiscal 2007 and $12 million during fiscal 2006.

During the third quarter of fiscal 2007, the Company completed an exchange of approximately $200 million principal amount of its 9.75% subordinated notes due 2021 and $300 million principal amount of its 6.75% senior notes due 2011 for approximately $500 million principal amount of 5.82% senior notes due 2017 and cash of approximately $90 million. The Company is amortizing the $90 million cash payment over the life of the new notes within net interest expense.

Gain on Sale of Pilgrim’s Pride Corporation Common Stock

During fiscal 2006, the Company sold its remaining 15.4 million shares of Pilgrim’s Pride Corporation common stock for $482 million, resulting in a pre-tax gain of $329 million.

Equity Method Investment Earnings (Loss)

The Company’s share of earnings from the Company’s equity method investments were $28 million ($2 million in the Consumer Foods segment and $26 million in the Commercial Foods segment) and losses of $58 million ($3 million in the Consumer Foods segment and $55 million in the Commercial Foods segment) in fiscal 2007 and 2006, respectively.

During fiscal 2006, the Company recognized impairment charges totaling $76 million ($73 million after tax) of its investments in a malt venture and an unrelated investment in a foreign prepared foods business, due to declines in the estimated proceeds from the disposition of these investments. The investment in the foreign prepared foods business was disposed of in fiscal 2006. The extent of the impairments was determined based upon the Company’s assessment of the recoverability of its investments based primarily upon the expected proceeds of planned dispositions of the investments.

During fiscal 2007, the Company completed the disposition of the equity method investment in the malt venture for proceeds of approximately $24 million, including notes and other receivables totaling approximately $7 million. This transaction resulted in a pre-tax gain of approximately $4 million in the Commercial Foods segment, with a related tax benefit of approximately $4 million.

The Company’s share of earnings from the Company’s remaining equity method investments, which include potato processing and grain merchandising businesses, increased by approximately $7 million from the comparable amount in fiscal 2006, driven by improved yields in the potato processing business.

Results of Discontinued Operations

Income from discontinued operations was $282 million, net of tax, in fiscal 2007. Included in these amounts were:

•	pre-tax earnings of $457 million from discontinued businesses (which principally include the trading and merchandising operations and the packaged meats and cheese businesses), including:

•	a gain of $64 million primarily from the disposition of the Company’s packaged cheese business and a dietary supplement business in fiscal 2007,

•	impairment charges of $21 million in fiscal 2007, based on the final negotiations related to the sale of the packaged meats operations during the second quarter of fiscal 2007,

•	a pre-tax curtailment gain of $9 million related to postretirement benefits of the packaged meats operations divested in fiscal 2007, and

•	an $8 million gain related to a legal settlement in connection with the packaged meats operations,

•	income tax expense of $175 million.

In fiscal 2006, the Company recognized income from discontinued operations of $70 million, net of tax. Included in these amounts were:

•

pre-tax earnings of $251 million from operations of discontinued businesses, which principally include the recently divested trading and merchandising operations, the divested packaged meat and cheese operations, and the divested Cook’s Ham business, which include:

•	impairment charges of $241 million to reduce the carrying value of assets held for sale from the Company’s discontinued packaged meats business to their estimated fair value less costs to sell,

•	a gain on the disposition of the Company’s Cook’s Ham business of $110 million, and

•	income tax expense of $181 million.

Income Taxes and Net Income

The effective tax rate (calculated as the ratio of income tax expense to pre-tax income from continuing operations, inclusive of equity method investment earnings) was 34% for fiscal 2007. In 2007, state income taxes included approximately $24 million of benefits related to the implementation of tax planning strategies and changes in estimates, principally related to state tax jurisdictions. These benefits were offset by the tax impact of an IRS audit settlement.

The effective tax rate was 34% in fiscal 2006. In 2006, state income taxes included approximately $26 million of benefits related to the implementation of tax planning strategies and changes in estimates, principally related to state tax jurisdictions. This was largely offset by the tax impact of impairments of equity method investments for which the Company does not expect to receive a significant tax benefit.

Net income was $765 million, or $1.51 per diluted share, in fiscal 2007, compared to $534 million, or $1.03 per diluted share, in fiscal 2006.

LIQUIDITY AND CAPITAL RESOURCES

Sources of Liquidity and Capital

The Company’s primary financing objective is to maintain a prudent capital structure that provides the Company flexibility to pursue its growth objectives. The Company currently uses short-term debt principally to finance ongoing operations, including its seasonal working capital (accounts receivable and prepaid expenses and other current assets, less accounts payable, accrued payroll, and other accrued liabilities) needs and a combination of equity and long-term debt to finance both its base working capital needs and its noncurrent assets.

Commercial paper borrowings (usually less than 30 days maturity) are reflected in the Company’s consolidated balance sheets within notes payable. At May 25, 2008, the Company had credit lines from banks that totaled approximately $2.3 billion. These lines are comprised of a $1.5 billion multi-year revolving credit facility with a syndicate of financial institutions which matures in December 2011, uncommitted short-term loan facilities approximating $364 million, and uncommitted trade finance facilities approximating $424 million. The multi-year facility is a back-up facility for the Company’s commercial paper program. Borrowings under the multi-year facility bear interest at or below prime rate and may be prepaid without penalty. These rates are approximately .10 to .15 percentage points higher than the interest rates for commercial paper. The Company, as of May 25, 2008, has not drawn upon this multi-year facility. As of May 25, 2008, the Company had short-term notes payable of $578 million that were comprised primarily of commercial paper. The multi-year facility requires the Company to repay borrowings if the Company’s consolidated funded debt exceeds 65% of the consolidated capital base, as defined, or if fixed charges coverage, as defined, is less than 1.75 to 1.0, as such terms are defined in applicable agreements. As of the end of fiscal 2008, the Company was in compliance with these financial covenants.

The uncommitted trade finance facilities noted above were maintained in order to finance certain working capital needs of the Company’s trading and merchandising operations. Subsequent to the sale of these operations in June 2008, the Company exited these facilities.

The Company finances its short-term liquidity needs with bank borrowings, commercial paper borrowings, and bankers’ acceptances. The average consolidated short-term borrowings outstanding under these facilities were $419 million and $4 million for fiscal 2008 and 2007, respectively. The increase in commercial paper borrowings was primarily due to higher working capital needs during the year, principally in the recently divested trading and merchandising operations.

The Company’s overall level of interest-bearing long-term debt, inclusive of current maturities, totaled $3.5 billion at the end of both fiscal 2008 and 2007. In December 2006, the Company completed an exchange of approximately $200 million principal amount of its 9.75% subordinated notes due 2021 and $300 million principal amount of its 6.75% senior notes due 2011 for approximately $500 million principal amount of 5.82% senior notes due 2017 and cash of approximately $90 million, in order to improve the Company’s debt maturity profile. The Company is amortizing the $90 million cash payment (the unamortized portion of which is reflected as a reduction of senior long-term debt in the Company’s consolidated balance sheet at May 25, 2008) over the life of the new notes within interest expense.

As part of the Watts Brothers acquisition in the fourth quarter of fiscal 2008, the Company assumed $84 million of debt, of which the Company immediately repaid $64 million.

The Company made scheduled principal payments of debt and payments of lease financing obligations during fiscal 2008, reducing long-term debt by $21 million.

As of the end of both fiscal 2008 and 2007, the Company’s senior long-term debt ratings were all investment grade. A significant downgrade in the Company’s credit ratings would not affect the Company’s ability to borrow amounts under the revolving credit facilities, although borrowing costs would increase. A downgrade to the Company’s short-term credit ratings would also affect the Company’s ability to borrow under its commercial paper program by negatively impacting borrowing costs and causing shorter durations, as well as potentially limiting access.

The Company also has an effective shelf registration statement under which it could issue, from time to time, up to $4 billion in debt securities.

In March 2006, the Company completed the divestitures of its Cook’s Ham and its seafood businesses for cash proceeds of approximately $442 million. During fiscal 2007, the Company sold its refrigerated meats business, its cheese business, its refrigerated pizza business, an oat milling business, and a dietary supplement business for proceeds of approximately $717 million.

During fiscal 2007, the Company sold notes receivable from Swift Foods for approximately $117 million, net of transaction expenses. The notes had been received in connection with the divestiture of a fresh beef and pork business in fiscal 2003.

The Company has repurchased its shares from time to time based on market conditions. The Company began fiscal 2008 with an authorization to purchase up to $88 million of its common stock in the open market or through privately negotiated transactions. During fiscal 2008, the Board of Directors authorized management to repurchase up to an additional $500 million of the Company’s common stock. The Company repurchased $188 million of its shares during fiscal 2008. Subsequent to fiscal 2008, the Company’s authorization increased an additional $500 million. The Company initiated an accelerated share repurchase program during the first quarter of fiscal 2009 under which it will exhaust its current share repurchase authorization through the purchase of up to $900 million of its common stock.

Subsequent to fiscal 2008, the Company received approximately $2.2 billion in cash, net of transaction costs, as a portion of the proceeds from the disposition of its trading and merchandising operations.

Cash Flows

In fiscal 2008, the Company used $564 million of cash, which was the net result of $102 million generated from operating activities, $644 million used in investing activities, and $22 million used in financing activities.

Cash generated from operating activities of continuing operations totaled $382 million for fiscal 2008 as compared to $851 million generated in fiscal 2007. Improved income from continuing operations was offset by a use of cash for working capital in fiscal 2008. The increased use of cash for working capital was largely due to increased inventory balances in the Consumer Foods and Commercial Foods segments due to increased inventory quantities and higher wheat and potato prices. In addition to the working capital changes, the Company made contributions to its pension plans of $8 million and $172 million during fiscal 2008 and fiscal 2007, respectively. Cash used in operating activities of discontinued operations was approximately $280 million in fiscal 2008, primarily due to the increased market value of commodity inventory balances and derivative assets, as compared to $93 million generated in fiscal 2007.

Cash used in investing activities totaled $644 million for fiscal 2008, versus cash generated from investing activities of $523 million in fiscal 2007. Investing activities of continuing operations in fiscal 2008 consisted primarily of expenditures of $255 million related to the acquisition of businesses (see Note 3 to the consolidated financial statements) and capital expenditures of $490 million, which included approximately $39 million of expenditures related to the Company’s purchase of certain warehouse facilities from its lessors (these warehouses were sold for proceeds of approximately $36 million to unrelated third parties immediately thereafter), offset by $30 million of proceeds from the sale of property, plant, and equipment. Investing activities of continuing operations in fiscal 2007 consisted primarily of proceeds of $117 million from the sale of notes receivable from Swift Foods, $74 million from the sale of property, plant and equipment, including the sale of four aircraft, and $74 million from the sale of an oat milling business, a refrigerated pizza business, and an equity method investment, offset by capital expenditures of $480 million, which included approximately $94 million of expenditures related to the Company’s purchase of certain warehouse facilities from its lessors (these warehouses were sold for proceeds of approximately $92 million to unrelated third parties immediately thereafter). The Company generated $33 million from investing activities from discontinued operations in fiscal 2008, primarily from the sale of the Knott’s Berry Farm® jams and jellies brand and operations, as compared to $632 million in fiscal 2007, primarily related to the divestitures of the Company’s refrigerated meats and cheese businesses.

Cash used in financing activities totaled $22 million in fiscal 2008, as compared to cash used in financing activities of $1.1 billion in fiscal 2007. During fiscal 2008, the Company repurchased $188 million of its common stock as part of its share repurchase program and paid dividends of $362 million. As part of the Watts Brothers acquisition, the Company repaid $64 million of assumed long-term debt subsequent to the acquisition. In addition to these early retirements of debt, the Company made scheduled principal payments of debt and payments of lease financing obligations during fiscal 2008, reducing long-term debt by $21 million. Also, during fiscal 2008, the Company increased its short-term borrowings by $577 million, primarily reflecting the financing of significantly increased working capital. During fiscal 2007, the Company repurchased $615 million of its common stock as part of its share repurchase program, paid dividends of $367 million, and made a cash payment of $94 million, including issuance costs, as part of the previously discussed debt exchange. The Company redeemed $12 million of 8.8% unsecured debt due in May 2017 and made scheduled principal payments of debt and payments of lease financing obligations during fiscal 2007, reducing long-term debt by $35 million.

The Company estimates its capital expenditures in fiscal 2009 will be approximately $475 million. Management believes that existing cash balances, cash flows from operations, divestiture proceeds, existing credit facilities, and access to capital markets will provide sufficient liquidity to meet its working capital needs, planned capital expenditures, planned share repurchases, and payment of anticipated quarterly dividends.

OFF-BALANCE SHEET ARRANGEMENTS

The Company uses off-balance sheet arrangements (e.g., operating leases) where the economics and sound business principles warrant their use. The Company periodically enters into guarantees and other similar arrangements as part of transactions in the ordinary course of business. These are described further in “Obligations and Commitments,” below.

The Company consolidates the assets and liabilities of several entities from which it leases corporate aircraft. For periods ending prior to November 25, 2007, the Company consolidated several entities from which it leases office buildings. Each of these entities had been determined to be a variable interest entity and the Company was determined to be the primary beneficiary of each of these entities. In September 2007, the Company ceased to be the primary beneficiary of the entities from which it leases office buildings and, accordingly, the Company discontinued the consolidation of the assets and liabilities of these entities.

Due to the consolidation of the variable interest entities, the Company reflected in its balance sheets:

	May 25, 2008	May 27, 2007
Property, plant and equipment, net	$51.8	$155.9
Other assets	—	13.8
Current installments of long-term debt	3.3	6.1
Senior long-term debt, excluding current installments	50.9	144.1
Other accrued liabilities	0.6	0.6
Other noncurrent liabilities	—	21.9

The liabilities recognized as a result of consolidating these entities do not represent additional claims on the general assets of the Company. The creditors of these entities have claims only on the assets of the specific variable interest entities to which they have advanced credit.

OBLIGATIONS AND COMMITMENTS

As part of its ongoing operations, the Company enters into arrangements that obligate the Company to make future payments under contracts such as debt agreements, lease agreements, and unconditional purchase obligations (i.e., obligations to transfer funds in the future for fixed or minimum quantities of goods or services at fixed or minimum prices, such as “take-or-pay” contracts). The unconditional purchase obligation arrangements are entered into by the Company in its normal course of business in order to ensure adequate levels of sourced product are available to the Company. Capital lease and debt obligations, which totaled $3.5 billion at May 25, 2008, are currently recognized as liabilities in the Company’s consolidated balance sheet. Operating lease obligations and unconditional purchase obligations, which totaled $1.7 billion at May 25, 2008, are not recognized as liabilities in the Company’s consolidated balance sheet, in accordance with generally accepted accounting principles.

A summary of the Company’s contractual obligations at the end of fiscal 2008 was as follows (including obligations of discontinued operations):

($ in millions)	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
Long-Term Debt	$3,531.4	$15.4	$521.6	$751.8	$2,242.6
Lease Obligations	514.9	89.2	148.1	106.9	170.7
Purchase Obligations	1,199.6	1,078.6	104.0	16.3	0.7

Total	$5,245.9	$1,183.2	$773.7	$875.0	$2,414.0

The purchase obligations noted in the table above do not reflect approximately $374 million of open purchase orders, some of which are not legally binding. These purchase orders are settlable in the ordinary course of business in less than one year.

The Company is also contractually obligated to pay interest on its long-term debt obligations. The weighted average interest rate of the long-term debt obligations outstanding as of May 25, 2008 was approximately 7.2%.

The Company consolidates the assets and liabilities of certain entities from which it leases corporate aircraft. These entities have been determined to be variable interest entities and the Company has been determined to be the primary beneficiary of these entities. The amounts reflected in contractual obligations of long-term debt, in the table above, include $54 million of liabilities of these variable interest entities to the creditors of such entities. The long-term debt recognized as a result of consolidating these entities does not represent additional claims on the general assets of the Company. The creditors of these entities have claims only on the assets of the specific variable interest entities. As of May 25, 2008, the Company was obligated to make rental payments of $67 million to the variable interest entities, of which $7 million is due in less than one year, $13 million is due in one to three years, and $47 million is due in three to five years. Such amounts are not reflected in the table, above.

As part of its ongoing operations, the Company also enters into arrangements that obligate the Company to make future cash payments only upon the occurrence of a future event (e.g., guarantee debt or lease payments of a third party should the third party be unable to perform). In accordance with generally accepted accounting principles, the following commercial commitments are not recognized as liabilities in the Company’s consolidated balance sheet. The Company’s commitments, including commitments associated with equity method investments, as of the end of fiscal 2008, were as follows (including commitments of discontinued operations):

($ in millions)	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
Guarantees	$55.3	$31.9	$7.9	$5.4	$10.1
Other Commitments	1.0	1.0	—	—	—

Total	$56.3	$32.9	$7.9	$5.4	$10.1

The Company’s total commitments of approximately $56 million include approximately $23 million in guarantees and other commitments the Company has made on behalf of the Company’s divested fresh beef and pork business.

As part of the fresh beef and pork divestiture, the Company guaranteed the performance of the divested fresh beef and pork business with respect to a hog purchase contract. The hog purchase contract requires the divested fresh beef and pork business to purchase a minimum of approximately 1.2 million hogs annually through 2014. The contract stipulates minimum price commitments, based in part on market prices, and in certain circumstances also includes price adjustments based on certain inputs.

The Company is a party to various potato supply agreements. Under the terms of certain agreements, the Company has guaranteed repayment of short-term bank loans of the potato suppliers, under certain conditions. At May 25, 2008, the amount of supplier loans effectively guaranteed by the Company was approximately $26 million, included in the table above. The Company has not established a liability for these guarantees, as the Company has determined that the likelihood of its required performance under the guarantees is remote.

The obligations and commitments tables above do not include any reserves for income taxes under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (as amended), as the Company is unable to reasonably estimate the ultimate timing of settlement of its reserves for income taxes. The liability for gross unrecognized tax benefits at May 25, 2008 was $76 million.

TRADING ACTIVITIES

The Company accounts for certain contracts (e.g., “physical” commodity purchase/sale contracts and derivative contracts) at fair value. The Company considers a portion of these contracts to be its “trading” activities. The following table excludes certain commodity-based contracts entered into in the normal course of business, including “physical” contracts to buy or sell commodities (generally within the Company’s flour milling business and grain merchandising business, which is now included within discontinued operations) at agreed-upon fixed prices, as well as derivative contracts (e.g., futures and options) used primarily to create an economic hedge of an existing asset or liability (e.g., inventory) or an anticipated transaction (e.g., purchase of inventory). The use of such contracts is not considered by the Company to be “trading” activities as these contracts are considered either normal purchase and sale contracts or economic hedging contracts. The Company includes in the following table all derivative instruments, including “physical” contracts related to the trading of energy-related commodities (such as petroleum products and natural gas).

The following table represents the fair value and scheduled maturity dates of such contracts outstanding as of May 25, 2008:

($ in millions)	Fair Value of Contracts as of May 25, 2008
	Gross Asset		Gross Liability		Net Asset
Source of Fair Value	Maturity less than 1 year	Maturity 1-3 years	Maturity less than 1 year	Maturity 1-3 years	Maturity less than 1 year	Maturity 1-3 years	Total Fair Value
Prices actively quoted	$1,636.5	$62.1	$(1,464.2)	$(12.6)	$172.3	$49.5	$221.8
Prices provided by other external sources	188.7	—	(209.0)	(0.3)	(20.3)	(0.3)	(20.6)
Prices based on other valuation models	—	—	—	—	—	—	—

Total fair value	$1,825.2	$62.1	$(1,673.2)	$(12.9)	$152.0	$49.2	$201.2

A significant majority of the amounts in the table above reflect the activities of the recently divested trading and merchandising operations.

In order to minimize the risk of loss associated with non-exchange-traded transactions with counterparties, the Company utilizes established credit limits and performs ongoing counterparty credit evaluations.

The asset and liability amounts in the table above reflect gross positions and are not reduced for offsetting positions with a counterparty when a legal right of offset exists. The “prices actively quoted” category reflects only contracts for which the fair value is based entirely upon prices actively quoted on major exchanges in the United States. The “prices provided by other external sources” category represents contracts which contain a pricing component other than prices actively quoted on a major exchange, such as forward commodity positions at locations for which over-the-counter broker quotes are available.

CRITICAL ACCOUNTING ESTIMATES

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on the Company’s historical experiences combined with management’s understanding of current facts and circumstances. Certain of the Company’s accounting estimates are considered critical as they are both important to the portrayal of the Company’s financial condition and results and require significant or complex judgment on the part of management. The following is a summary of certain accounting estimates considered critical by management of the Company.

The Company’s Audit Committee has reviewed management’s development, selection, and disclosure of the critical accounting estimates.

Marketing Costs—The Company incurs certain costs to promote its products through marketing programs which include advertising, retailer incentives, and consumer incentives. The Company recognizes the cost of each of these types of marketing activities in accordance with generally accepted accounting principles. The judgment required in determining when marketing costs are incurred can be significant. For volume-based incentives provided to retailers, management must continually assess the likelihood of the retailer achieving the specified targets. Similarly, for consumer coupons, management must estimate the level at which coupons will be redeemed by consumers in the future. Estimates made by management in accounting for marketing costs are based primarily on the Company’s historical experience with marketing programs with consideration given to current circumstances and industry trends. As these factors change, management’s estimates could change and the Company could recognize different amounts of marketing costs over different periods of time.

Historically, the Company has entered into over 150,000 individual marketing programs each year with customers, resulting in annual costs in excess of $2 billion, which are reflected as a reduction of net sales. Changes in the assumptions used in estimating the cost of any of the individual customer marketing programs would not result in a material change in the Company’s results of operations or cash flows.

Advertising and promotion expenses of continuing operations totaled $393 million, $452 million, and $334 million in fiscal 2008, 2007, and 2006, respectively.

Income Taxes—The Company’s income tax expense is based on the Company’s income, statutory tax rates, and tax planning opportunities available in the various jurisdictions in which the Company operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s income tax expense and in evaluating its tax positions including evaluating uncertainties under Financial Accounting Standards Board Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes. Management reviews the Company’s tax positions quarterly and adjusts the balances as new information becomes available. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. Management evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These estimates of future taxable income inherently require significant judgment. Management uses historical experience and short and long-range business forecasts to develop such estimates. Further, the Company employs various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. To the extent management does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Further information on income taxes is provided in Note 14 to the Consolidated Financial Statements.

Environmental Liabilities—Environmental liabilities are accrued when it is probable that obligations have been incurred and the associated amounts can be reasonably estimated. Management works with independent third-party specialists in order to effectively assess the Company’s environmental liabilities. Management estimates the Company’s environmental liabilities based on evaluation of investigatory studies, extent of required cleanup, the known volumetric contribution of the Company, and other potentially responsible parties and its experience in remediating sites. Environmental liability estimates may be affected by changing governmental or other external determinations of what constitutes an environmental liability or an acceptable level of cleanup. Management’s estimate as to its potential liability is independent of any potential recovery of insurance proceeds or indemnification arrangements. Insurance companies and other indemnitors are notified of any potential claims and periodically updated as to the general status of known claims. The Company does not discount its environmental liabilities as the timing of the anticipated cash payments is not fixed or readily determinable. To the extent that there are changes in the evaluation factors identified above, management’s estimate of environmental liabilities may also change.

The Company has recognized a reserve of approximately $95 million for environmental liabilities as of May 25, 2008. Historically, the underlying assumptions utilized by the Company in estimating this reserve have been appropriate as actual payments have neither differed materially from the previously estimated reserve balances, nor have significant adjustments to this reserve balance been necessary. The reserve for each site is determined based on an assessment of the most likely required remedy and a related estimate of the costs required to effect such remedy.

Employment-Related Benefits—The Company incurs certain employment-related expenses associated with pensions, postretirement health care benefits, and workers’ compensation. In order to measure the expense associated with these employment-related benefits, management must make a variety of estimates including discount rates used to measure the present value of certain liabilities, assumed rates of return on assets set aside to fund these expenses, compensation increases, employee turnover rates, anticipated mortality rates, anticipated health care costs, and employee accidents incurred but not yet reported to the Company. The estimates used by management are based on the Company’s historical experience as well as current facts and circumstances. The Company uses third-party specialists to assist management in appropriately measuring the expense associated with these employment-related benefits. Different estimates used by management could result in the Company recognizing different amounts of expense over different periods of time.

The Company recognized pension expense of $65 million, $83 million, and $96 million in fiscal years 2008, 2007, and 2006, respectively, which reflected expected returns on plan assets of $149 million, $134 million, and $130 million, respectively. The Company contributed $8 million, $172 million, and $36 million to the Company’s pension plans in fiscal years 2008, 2007, and 2006, respectively. The Company anticipates contributing approximately $7 million to its pension plans in fiscal 2009.

One significant assumption for pension plan accounting is the discount rate. The Company selects a discount rate each year (as of its fiscal year-end measurement date for fiscal 2008 and thereafter) for its plans based upon a hypothetical bond portfolio for which the cash flows from coupons and maturities match the year-by-year projected benefit cash flows for the Company’s pension plans. The hypothetical bond portfolio is comprised of high-quality fixed income debt instruments (usually Moody’s Aa) available at the measurement date. Based on this information, the discount rate selected by the Company for determination of pension expense for fiscal years 2008, 2007, and 2006 was 5.75%. The Company selected a discount rate of 6.6% for determination of pension expense for fiscal 2009. A 25 basis point increase in the Company’s discount rate assumption as of the beginning of fiscal 2008 would decrease pension expense for the Company’s pension plans by $3.7 million for the year. A 25 basis point decrease in the Company’s discount rate assumption as of the beginning of fiscal 2008 would increase pension expense for the Company’s pension plans by $9.6 million for the year. A 25 basis point increase in the discount rate would decrease pension expense by approximately $1.5 million for fiscal 2009. A 25 basis point decrease in the discount rate would increase pension expense by approximately $1.4 million for fiscal 2009. For its year-end pension obligation determination, the Company selected a discount rate of 6.6% and 5.75% for fiscal year 2008 and 2007, respectively.

Another significant assumption used to account for the Company’s pension plans is the expected long-term rate of return on plan assets. In developing the assumed long-term rate of return on plan assets for determining pension expense, the Company considers long-term historical returns (arithmetic average) of the plan’s investments, the asset allocation among types of investments, estimated long-term returns by investment type from external sources, and the current economic environment. Based on this information, the Company selected 7.75% for the long-term rate of return on plan assets for determining its fiscal 2008 pension expense. A 25 basis point increase/decrease in the Company’s expected long-term rate of return assumption as of the beginning of fiscal 2008 would decrease/increase annual pension expense for the Company’s pension plans by approximately $5 million. The Company selected an expected rate of return on plan assets of 7.75% to be used to determine its pension expense for fiscal 2009. A 25 basis point increase/decrease in the Company’s expected long-term rate of return assumption as of the beginning of fiscal 2009 would decrease/increase annual pension expense for the Company’s pension plans by approximately $5 million.

When calculating expected return on plan assets for pension plans, the Company uses a market-related value of assets that spreads asset gains and losses (differences between actual return and expected return) over five years. The market-related value of assets used in the calculation of expected return on plan assets for fiscal 2008 was $257 million lower than the actual fair value of plan assets.

The rate of compensation increase is another significant assumption used in the development of accounting information for pension plans. The Company determines this assumption based on its long-term plans for compensation increases and current economic conditions. Based on this information, the Company selected 4.25% for fiscal years 2008 and 2007 as the rate of compensation increase for determining its year-end pension obligation. The Company selected 4.25% for the rate of compensation increase for determination of pension expense for fiscal 2008, 2007, and 2006. A 25 basis point increase in the Company’s rate of compensation increase assumption as of the beginning of fiscal 2008 would increase pension expense for the Company’s pension plans by approximately $2 million for the year. A 25 basis point decrease in the Company’s rate of compensation increase assumption as of the beginning of fiscal 2008 would decrease pension expense for the Company’s pension plans by approximately $2 million for the year. The Company selected a rate of 4.25% for the rate of compensation increase to be used to determine its pension expense for fiscal 2009. A 25 basis point increase/decrease in the Company’s rate of compensation increase assumption as of the beginning of fiscal 2009 would increase/decrease pension expense for the Company’s pension plans by approximately $1 million for the year.

The Company also provides certain postretirement health care benefits. The Company recognized postretirement benefit expense of $23 million, $10 million, and $18 million in fiscal 2008, 2007, and 2006, respectively. The Company reflects liabilities of $378 million and $392 million in its balance sheets as of May 25, 2008 and May 27, 2007, respectively. The postretirement benefit expense and obligation are also dependent on the Company’s assumptions used for the actuarially determined amounts. These assumptions include discount rates (discussed above), health care cost trend rates, inflation rates, retirement rates, mortality rates and other factors. The health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. Assumed inflation rates are based on an evaluation of external market indicators. Retirement and mortality rates are based primarily on actual plan experience. The discount rate selected by the Company for determination of postretirement expense for fiscal years 2008, 2007, and 2006 was 5.5%. The Company has selected a discount rate of 6.4% for determination of postretirement expense for fiscal 2009. A 25 basis point increase/decrease in the Company’s discount rate assumption as of the beginning of fiscal 2009 would decrease/increase postretirement expense for the Company’s plans by approximately $1 million. The Company has assumed the initial year increase in cost of health care to be 9.5%, with the trend rate decreasing to 5.5% by 2013. A one percentage point change in the assumed health care cost trend rate would have the following effect:

($ in millions)	One Percent Increase	One Percent Decrease
Effect on total service and interest cost	$1.7	$(1.6)
Effect on postretirement benefit obligation	25.9	(22.6)

The Company provides workers’ compensation benefits to its employees. The measurement of the liability for the Company’s cost of providing these benefits is largely based upon actuarial analysis of costs. One significant assumption made by the Company is the discount rate used to calculate the present value of its obligation. The discount rate used at May 25, 2008 was 5.0%. A 25 basis point increase/decrease in the discount rate assumption would not have a material impact on workers’ compensation expense.

Impairment of Long-Lived Assets (including property, plant and equipment), Goodwill and Identifiable Intangible Assets—The Company reduces the carrying amounts of long-lived assets, goodwill and identifiable intangible assets to their fair values when the fair value of such assets is determined to be less than their carrying amounts (i.e., assets are deemed to be impaired). Fair value is typically estimated using a discounted cash flow analysis, which requires the Company to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment as well as to select a discount rate to measure the present value of the anticipated cash flows. When determining future cash flow estimates, the Company considers historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by the Company in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill, and identifiable intangible assets.

The Company utilizes a “relief from royalty” methodology in evaluating impairment of its brands/trademarks. The methodology determines the fair value of each brand through use of a discounted cash flow model that incorporates an estimated “royalty rate” the Company would be able to charge a third party for the use of the particular brand. As the calculated fair value of the Company’s goodwill and other identifiable intangible assets significantly exceeds the carrying amount of these assets, a one percentage point increase in the discount rate assumptions used to estimate the fair values of the Company’s goodwill and other identifiable intangible assets would not result in a material impairment charge.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133. This standard requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for the Company’s third quarter of fiscal 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51. This statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. Upon its adoption, effective as of the beginning of the Company’s fiscal 2010, noncontrolling interests will be classified as equity in the Company’s financial statements and income and comprehensive income attributed to the noncontrolling interest will be included in the Company’s income and comprehensive income. The provisions of this standard must be applied retrospectively upon adoption. Management is currently evaluating the impact of adopting SFAS No. 160 on the Company’s consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree. The provisions of SFAS No. 141(R) are effective for the Company’s business combinations occurring on or after June 1, 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without being required to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective as of the beginning of the Company’s fiscal 2009. Management does not expect the adoption of SFAS No. 159 to have any impact on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of the Company’s fiscal 2009 for the Company’s financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in its consolidated financial statements. The FASB has provided for a one-year deferral of the implementation of this standard for other nonfinancial assets and liabilities. Management does not expect the adoption of SFAS No. 157 to have a material impact on the Company’s consolidated financial position or results of operations.

RELATED PARTY TRANSACTIONS

Sales to affiliates (equity method investees) of $4.2 million, $3.8 million, and $2.9 million for fiscal 2008, 2007, and 2006, respectively, are included in net sales. The Company received management fees from affiliates of $16.3 million, $14.8 million, and $13.5 million in fiscal 2008, 2007, and 2006, respectively. Accounts receivable from affiliates totaled $3.2 million and $2.5 million at May 25, 2008 and May 27, 2007, respectively, of which $3.0 million and $2.1 million are included in current assets held for sale, respectively. Accounts payable to affiliates totaled $15.6 million and $13.5 million at May 25, 2008 and May 27, 2007, respectively.

During the first quarter of fiscal 2007, the Company sold an aircraft for proceeds of approximately $8.1 million to a company on whose board of directors one of the Company’s directors sits. The Company recognized a gain of approximately $3.0 million on the transaction.

The Company leases various buildings that are beneficially owned by Opus Corporation or entities related to Opus Corporation (the “Opus Entities”). The Opus Entities are affiliates or part of a large, national real estate development company. A former member of the Company’s Board of Directors, who left the board in the second quarter of fiscal 2008, is a beneficial owner, officer and chairman of Opus Corporation and a director or officer of the related entities. The agreements relate to the leasing of land, buildings, and equipment for the Company in Omaha, Nebraska. The Company occupies the buildings pursuant to long term leases with Opus Corporation and other investors, and the leases contain various termination rights and purchase options. The Company made rental payments of $13.5 million, $14.4 million, and $15.8 million in fiscal 2008, 2007, and 2006, respectively, to the Opus Entities. The Company has also contracted with the Opus Entities for construction and property management services. The Company made payments of $1.6 million, $2.8 million, and $3.0 million to the Opus Entities for these services in fiscal 2008, 2007, and 2006, respectively.

From time to time, one of the Company’s business units has engaged an environmental and agricultural engineering services firm. The firm is a subsidiary of an entity whose chief executive officer serves on the Company’s Board of Directors. Payments to this firm for environmental and agricultural engineering services totaled $0.4 million in both fiscal 2008 and fiscal 2007.

FORWARD-LOOKING STATEMENTS

This report, including Management’s Discussion & Analysis, contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this report should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this report. These factors include, among other things, availability and prices of raw materials, effectiveness of product pricing, future economic circumstances, industry conditions, Company performance and financial results, competitive environment and related market conditions, operating efficiencies, the ultimate impact of recalls, access to capital, actions of governments and regulatory factors affecting the Company’s businesses, and other risks described in the Company’s reports filed with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this report which speak only as of the date of this report.